Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Trustmark Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-110066 and 333-07141) on Form S-8 of Trustmark Corporation of our report dated June 18, 2007, with respect to the financial statements and supplemental schedule of the Trustmark 401(k) Plan as of December 31, 2006 and 2005, and for the years then ended, which report appears in the December 31, 2006 annual report on Form 11-K of Trustmark 401(k) Plan.

/s/ KPMG LLP

Jackson, Mississippi
June 18, 2007